Exhibit 99.1

NEWS RELEASE
November 2, 2006
IdleAire COO Announces Resignation;
Company Names Youngs as Replacement
David Everhart, co-founder, original Chief Executive Officer and current Chief Operating Officer of IdleAire Technologies Corporation, announced today he has resigned as COO due to ongoing medical issues. IdleAire has named current Executive Vice President Lynn Youngs as his successor.
Although relinquishing his responsibilities as Chief Operating Officer, Mr. Everhart will continue to serve as a member of the Board and will be available on a day-to-day basis until January 15, 2007 to assist with the transition.
Mike Crabtree, IdleAire Chairman and CEO, recognized Mr. Everhart as a “visionary, talented entrepreneur, lobbyist and tireless promoter of the Company’s value proposition.
“As one of the Company’s founders, David played pivotal roles in developing the business model, expanding the concept, opening more than 40 sites and perfecting the operating model. More recently, in December 2005, he was crucial in helping secure IdleAire’s $320 million in financing that has placed the Company on track to build approximately 13,100 ATE (Advanced Truckstop Electrification®) parking spaces throughout the country,” said Crabtree.
Mr. Everhart co-founded IdleAire in May, 2000 along with A.C. Wilson, Tom Badgett and Randy Massey. Mr. Wilson, the original inventor, continues to assist the Company on product design and public relations, Mr. Badgett serves as Chief Information Officer and Secretary for the Company, and Mr. Massey is a well known Knoxville businessman and entrepreneur who continues to support IdleAire wherever and whenever needed.
Mr. Youngs is a veteran of Goody’s Family Clothing who joined IdleAire in 2005 after serving as vice president of store operations for the clothing retailer for more than 10 years.
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About IdleAire
IdleAire Technologies Corporation was formed in June 2000 to develop a high quality, reliable system to deliver a wide range of convenient in-cab services that drivers would normally expect to have only at home. The services are designed as a comprehensive solution for the long-haul industry, targeting improved driver comfort, lifestyle and rest, while saving fleets the costs associated with idling, driver retention and recruitment, and driver training — all without idling the truck engine. IdleAire’s system provides 120-volt electrical outlets, filtered central heat and air conditioning, a Pentium-class computer with color touch screen interface, high-speed Internet and e-mail, both wireless and Ethernet connections for drivers with personal computers, a telephone connection and free local phone calls, premium satellite television service, movies on demand and driver continuing education, all delivered to the truck cab. IdleAire’s system has received R&D Magazine’s 2003 R&D 100 Award as one of the most technologically significant products of the year, the 2004 EPA Clean Air Excellence Award, the 2004 California Governor’s Environmental & Economic Leadership Award, the 2004 CALSTART Blue Sky Merit Award for commercialization of this fuel-conserving system, the 2005 Texas Environmental Excellence Award, and was a finalist in the 2005 Computerworld Honors Program .
This press release contains forward-looking statements. IdleAire wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, risks associated with new product development and commercialization, intellectual property, regulatory approvals, competitive offerings, IdleAire’s overall business strategy, and other factors described in IdleAire filings with the Securities and Exchange Commission.
CONTACT: James H. Price
865-342-3640
Investor Relations, IdleAire Technologies Corporation
John Doty
865-342-3659
Media Relations, IdleAire Technologies Corporation
SOURCE: IdleAire Technologies Corporation
11/02/2006